Exhibit 99.2

Contact:	Charles L. Dunlap, CEO Gregory J. Pound, COO Frederick W. Boutin, CFO 303-626-8200

TRANSMONTAIGNE ANNOUNCES FORMATION OF BROWNSVILLE JOINT VENTURE

WITH P.M.I. SERVICES NORTH AMERICA INC.

Monday, April 18, 2011	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE: TLP) announced today that it has entered into a joint venture with P.M.I. Services North America Inc., an indirect subsidiary of Petroleos Mexicanos (Pemex), the Mexican state-owned petroleum company, at its Brownsville, Texas terminal. TLP will contribute approximately 1.5 million barrels of light petroleum product storage capacity, as well as related ancillary facilities, to the joint venture in exchange for a cash payment of approximately $25 million and a 50% ownership interest.  PMI will acquire a 50% ownership interest in the joint venture for a cash payment of approximately $25 million.  The joint venture assets will be operated by TLP.  The impact of forming this joint venture on TLP’s distribution coverage ratio is expected to be nominal over the long-term.  TLP will continue to own and operate 946,000 barrels of tankage in Brownsville independent of the joint venture.

“The joint venture represents an excellent step forward for closer cooperation with our largest customer in Brownsville while maintaining an independent asset base that provides additional opportunities for our other storage customers,” said Randy Majors, Senior Vice President for Business and Commercial Development.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations primarily in the United States along the Gulf Coast, in the Midwest, in Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission on March 10, 2011.

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1670 Broadway • Suite 3100 • Denver, CO   80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  P. O. Box 5660 • Denver, CO   80217-5660

www.transmontaignepartners.com